Exhibit 4

Cash-settled Share Forward Transaction

Date:	[ ]

To:	LFB BIOTECHNOLOGIES, S.A.S., a French société par actions simplifiée, having its registered office located at 3, avenue des Tropiques, ZA de Courtaboeuf, 91940 Les Ulis, France, registered under n° 491 975 496 at the Registre du Commerce et des Sociétés of Evry (“LBF-B” or, as the case may be, the “Counterparty”)

From:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French société anonyme, having its registered office located at 12, place des Etats-Unis, CS 70052 – 92547 Montrouge Cedex, France, registered under n° 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre (“CACIB”), represented by Credit Agricole Securities (USA) Inc. as agent (the “Agent”)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

1. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form part of, and be subject to, an agreement in the form of the 2002 ISDA Master Agreement (French law) (the “Master Agreement”) as published by ISDA as if we had executed an agreement in such form (but without any Schedule except for the provisions relating to the Credit Support Document and Credit Support Provider set out in Section 5 below, USD as the Termination Currency, the application of the Event of Default provisions of Section 5 of the Master Agreement as amended in Section 7.1 below, the application of Exclusive Jurisdiction for the purposes of Section 13(b) of the Master Agreement and the Election of Domicile is made irrevocably by each party at the address of its head office specified above for the purposes of Section 13(c) of the Master Agreement) on the Trade Date of the Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation shall prevail for the purposes of this Transaction.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[ ]

Delivery Date:	The date on which a number of Shares equal to the Number of Shares stands to the credit of CACIB’s securities account which shall occur at the latest at 12:00 noon (New-York time) on the fifth Currency Business Day following the Trade Date

Seller:	Counterparty

Buyer:	CACIB

Shares:	Shares of common stock, par value $0.001 per share, of the Issuer (ISIN Code: US88322Q1085)

Issuer:	TG Therapeutics, Inc.

Prepayment:	Applicable

Prepayment Amount:	Means USD [ ]

Prepayment Date:	The first Currency Business Day following the Delivery Date

Variable Obligation:	Not applicable

Exchange:	Nasdaq Capital Market

Related Exchange:	All Exchanges

Number of Shares:	[ ] Shares on the Delivery Date, subject to adjustments in accordance with the terms hereof and the Equity Definitions

Valuation:

Valuation Time:	The Scheduled Closing Time or, if the Exchange closes prior to its Scheduled Closing Time, the actual closing time of the Exchange

Valuation Date:	Means the Execution Period End Date

Settlement Price:	Means the price per Share determined by the Calculation Agent as of the Valuation Time on the Valuation Date equal to the product of (x) the Arithmetical Average of VWAPi and (y) (1 + Premium)

Arithmetical Average of VWAPi:	Means an amount in USD equal to:

VWAPi:	Means, for each Exchange Business Day “i”, the volume weighted average price per Share on the Exchange (excluding the opening, closing auctions and block trades) as published for such day on the Bloomberg screen TGTX UQ <Equity> AQR function (Custom Condition Code: Normal, between 09:30 am and 03:59 pm New York time) or any successor or replacement screen. In the event where such information is not available on such Bloomberg page by the end of such Exchange Business Day “i”, the Calculation Agent shall determine VWAPi in respect of such Exchange Business Day on the basis of any available public information and market data which shall be provided by CACIB to Counterparty. The VWAPi for each Exchange Business Day “i” of the Execution Period shall be reported on a weekly basis in writing via electronic mail by CACIB to the Counterparty as soon as reasonably practicable on the last Exchange Business Day of each calendar week during the Execution Period

Execution Period:	Means the period from, and including, the Exchange Business Day following the Delivery Date to, and including, the Execution Period End Date, during which CACIB manages or, as the case may be, unwinds its Hedge Positions under this Transaction in accordance with the Trading Rules

Execution Period Days:	Means the actual number of Exchange Business Days that are not Disrupted Days during the Execution Period

Premium:	[ ] per cent, except in case this Transaction is terminated as a result of the occurrence of an Event of Default, a Termination Event or subject to Cancellation and Payment following an Extraordinary Event, in which case the Premium shall be equal to [ ]

Execution Period End Date:	Means the date that is the earliest to occur between:

(i)  the Exchange Business Day designated as such by CACIB in its sole discretion on which it has fully unwound its Hedge Positions under this Transaction in accordance with the Trading Rules, which shall be an Exchange Business Day in the period from, and including, the Exchange Business Day following the Delivery Date to, and including, the Maximum Execution Period End Date. This Exchange Business Day shall be notified in writing via electronic mail by CACIB to the Counterparty; and

(ii) the Maximum Execution Period End Date

Maximum Execution Period End Date:	Means [ ], it being however specified that if any Disrupted Day(s) occurs during the Execution Period, the Maximum Execution Period End Date shall be extended by a number of Exchange Business Days equal to the number of Disrupted Days which shall have occurred during the Execution Period within the limit of [ ] Disrupted Days

Trading Rules:	Means the following rules which CACIB agrees to comply with, with respect to all and any trading in the Shares to constitute, manage or, as the case may be, unwind its Hedge Positions under this Transaction:

(i)  CACIB may sell or purchase Shares in connection with its Hedge Positions on the Exchange, any other exchange or trading facilities and/or, in accordance with applicable rules and regulations, off the Exchange and/or any such facilities (including through block transactions);

(ii)  CACIB may sell or purchase such Shares at any time on any Exchange Business Day, including (without limitation) at the open and/or close of the Exchange and/or of any other exchange or trading facilities;

(iii) CACIB may use any equity broker of its choice for any trading in the Shares;

(iv) depending on prevailing market conditions and its general trading strategy, CACIB shall be free to decide not to sell or purchase Shares certain Exchange Business Days during the Execution Period;

(v)   CACIB intends that the number of Shares sold by CACIB on any Exchange Business Day during the Execution Period represent not more than the higher of (i) 25% of the Average Daily Volume and (ii) 25% of the Daily Volume, of the Shares traded on all the Trading Venues, it being specified that CACIB shall be authorised to exceed the trading volume limitation of 25% referred to above;

(vi) CACIB intends that the number of Shares purchased by CACIB on any Exchange Business Day during the Execution Period represent not more than the higher of (i) 25% of the Average Daily Volume and (ii) 25% of the Daily Volume, of the Shares traded on all the Trading Venues, it being specified that CACIB shall be authorised to exceed the trading volume limitation of 25% referred to above;

(vii) block transactions not conducted on the Exchange and/or other exchange or trading facilities are permitted without limitation; and

(viii) CACIB shall remain free to sell or purchase Shares to any person of its choice and shall not be held liable for the choice of any person selling or acquiring Shares;

provided however that the Trading Rules (v) and (vi) above shall not apply with respect to any trading resulting from the winding up of CACIB’s Hedge Positions under this Transaction following termination or acceleration of this Transaction by CACIB as a result of the occurrence of an Event of Default where the Counterparty is the Defaulting Party, a Termination Event in respect of which the Counterparty is the sole Affected Party or Cancellation and Payment following an Extraordinary Event

For the avoidance of doubt, the parties acknowledge that, subject to the Trading Rules, CACIB may constitute, manage and/or unwind its Hedge Positions with respect to this Transaction by trading Shares or in any other manner it deems fit. Any references in this Confirmation to sales or purchases of Shares by CACIB, or to the price at which any such sales or purchases are carried out by CACIB, shall, subject to the Trading Rules, be construed accordingly

For the purposes of the Trading Rules:

• a “Trading Venue” means the Exchange and/or other exchange or trading facilities on which the Shares are traded;

•  “Average Daily Volume” means the arithmetical average of the daily volume (including the opening and closing auctions but excluding block trades) of the Shares traded during the period of 20 Exchange Business Days preceding the Exchange Business Day on which the sale or purchase of Shares is carried out by CACIB on the relevant Trading Venue, as published on the relevant Bloomberg screens or any successor or replacement screens on the relevant Exchange Business Day;

“Daily Volume” means, in respect of any Exchange Business Day, the daily volume (including the opening and closing auctions but excluding block trades) of the Shares traded on the relevant Trading Venue on which the sale or purchase of Shares is carried out by CACIB on the relevant Exchange Business Day, as published on the relevant Bloomberg screens or any successor or replacement screens on the relevant Exchange Business Day

Market Disruption Event:	Section 6.3(a) of the Equity Definitions shall be amended by:

(i) deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be, or” in the third line and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”;

(ii) amending and restating sub-clause (iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material”; and

(iii) adding the words “ or (iv) a Liquidity Event” after sub-clause (iii) thereof as amended and restated above

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof

Liquidity Event:	A “Liquidity Event” shall occur if on any Exchange Business Day during the Execution Period the Daily Volume is less than 100,000 Shares per day

Where “Daily Volume” means, in respect of any Exchange Business Day, the daily volume (including the opening and closing auctions but excluding block trades) of the
Shares traded on the Exchange on the relevant Exchange Business Day, as published on the relevant Bloomberg screen or any successor or replacement screen on the relevant Exchange Business Day

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day will not be a Disrupted Day if CACIB determines that such failure or such occurrence will not have an impact on CACIB’s ability to constitute, manage or unwind any Hedge Positions related to the Transaction on such a Scheduled Trading Day”

Section 6.6 of the Equity Definitions shall not apply to this Transaction

Settlement Terms:

Cash Settlement:	Applicable. Notwithstanding anything to the contrary in the Equity Definitions, on the Cash Settlement Payment Date:

•  if the difference between (x) the sum of (a) the Prepayment Amount and (b) [    ]% of the Forward Cash Settlement Amount and (y) the Forward Cash Settlement Amount is a positive amount, the Seller shall pay to the Buyer on the Cash Settlement Payment Date an amount equal to this positive amount;

•  if the difference between (x) the sum of (a) the Prepayment Amount and (b) [    ]% of the Forward Cash Settlement Amount and (y) the Forward Cash Settlement Amount is a negative amount, the Buyer shall pay to the Seller on the Cash Settlement Payment Date an amount equal to the absolute value of this negative amount

Forward Cash Settlement Amount:	Means an amount equal to the Number of Shares multiplied by the Settlement Price

Settlement Currency:	USD

Settlement Method Election:	Not applicable

Cash Settlement Payment Date:	The date that is two Currency Business Days following the Valuation Date

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined
Consideration:	Not applicable

Nationalisation, Insolvency or
Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not applicable

Insolvency Filing:	Applicable

Hedging Disruption	Applicable

Hedging Party:	CACIB

Increased Cost of Hedging:	Applicable

Hedging Party:	CACIB

Loss of Stock Borrow:	Not applicable

Increased Cost of Stock Borrow:	Not applicable

Determining Party:	CACIB

Non Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Calculation Agent:	CACIB

3. Account details and contact details

With respect to CACIB:

CACIB’s contact details:	[ ]
[ ]
[ ]
[ ]
[ ]

Front-Office : [ ]

Attn.: [ ]
Tel.: [ ]
Fax: [ ]
E-mail: [ ]

Back-Office : [ ]

Attn.: [ ]
Tel.: [ ]
E-mail: [ ]

Payments to CACIB:	Bank: [ ] [ ] Swift: [ ] Account number: [ ]

Deliveries to CACIB:	Custodian: [ ]
Securities Account: [ ]

With respect to Counterparty:

Counterparty’s contact details:	Address: [ ]

Attn.: [ ]
Tel.: [ ]
E-mail: [ ]

Attn.: [ ]
Tel.: [ ]
E-mail: [ ]

Payments to Counterparty:	Bank Name: [ ]
IBAN [ ]
Account number: [ ]
Swift: [ ]

4. Offices

The Office of CACIB for the Transaction is:	Paris Head Office

The Office of the Counterparty for the Transaction is:	Courtaboeuf Head Office

5. Credit Support Document:

The obligations of Counterparty under this Transaction are secured by an ancillary guarantee (cautionnement personnel, solidaire et indivisible) entered into on the date hereof between (i) LABORATOIRE FRANÇAIS DU FRACTIONNEMENT ET DES BIOTECHNOLOGIES (the “Guarantor”), (ii) Counterparty and (iii) and CACIB, as amended from time to time (the “Guarantee”). The parties agree that the Guarantee is a Credit Support Document, with the Guarantor being the Credit Support Provider.

6. Additional representations, acknowledgements and covenants

6.1	For the purposes of this Transaction, Counterparty hereby represents, acknowledges and, as the case may be, covenants to CACIB that:

(a)	in respect of this Transaction, Counterparty has obtained the consent or approval of any person, authority or entity to deal in, and otherwise incur obligations and rights in respect of, the Shares, and to enter into this Transaction and perform its obligations thereunder;

(b)	as of the Trade Date, Counterparty is not an “affiliate” of the Issuer (as defined in Rule 144 (“Rule 144”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”));

(c)	Counterparty has made and shall continue to make any and all filings with the U.S. Securities and Exchange Commission (the “SEC”) and any other appropriate regulatory authorities that are required to be made by Counterparty by any laws or regulations applicable to it in respect of its ownership of the Shares and the entering into and performance by Counterparty of this Transaction, and within the time limits required by such laws or regulations applicable to it in this regard (including its filings under Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and Counterparty shall promptly thereafter provide CACIB with a copy of any such filings.

(d)	Counterparty has transmitted, or caused to be transmitted, on or prior to the Trade Date, for filing with the SEC a Form 144 with respect to the Transaction, and has filed or shall file any amendments required by Rule 144 with respect to this Transaction, and Counterparty shall promptly thereafter provide CACIB with a copy of any such filings;

(e)	Counterparty is (a) entering into the Transaction for its own account and not with a view to a “distribution” as such term is defined in the Securities Act and (b) acknowledges and understands that the Transaction shall not be registered under the Securities Act;

(f)	on the Trade Date, the Counterparty is not in possession of, and Counterparty is not entering into the Transaction “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act), any material non-public information (as defined under the U.S. federal securities laws) in respect of the business, operations and financial condition of Issuer, the Shares or any other securities or other financial instruments issued by the Issuer;

(g)	Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares or to raise or depress or otherwise manipulate the price of the Shares;

(h)	as a result of entering into the Transaction, neither the Counterparty, nor any of its Affiliates, nor any individual who is an officer, director or employee of the Counterparty or of any of its Affiliates who has knowledge of the Transaction is, or at any time prior to the Execution Period End Date shall be, engaged in “market abuse”, as defined or construed by Applicable Regulations, the Exchange, the Related Exchange or any other relevant regulatory or supervisory authority;

(i)	from the date three months prior to the Trade Date until the Trade Date, neither the Counterparty nor any person who would be considered to be the same “person” (as such term is used in Rule 144(a)(2)) as the Counterparty has sold or loaned any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. At any time on or prior to the Execution Period End Date, neither the Counterparty nor any such person shall sell, loan or hedge any long position in the Shares, without the prior written consent of CACIB. For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares;

(j)	neither the Counterparty, nor any of its Affiliates, shall directly or through third parties engage in trading of any kind involving the Shares, nor shall enter into any derivative transaction whose underlying securities are the Shares, from the Trade Date to the Execution Period End Date, without the prior written consent of CACIB;

(k)	Counterparty shall not make any sales of Shares pursuant to an effective registration statement or exercise any rights under any registration rights agreement to cause a registration statement, under which, in each case, the Counterparty will be listed as a selling security holder, at any time during the ten (10) Exchange Business Days prior to or following the Execution Period End Date. For purposes of this paragraph only, “Execution Period End Date” shall include any other date of early termination or unwind of the Transaction in whole or in part;

(l)	Counterparty acknowledges that CACIB, acting as investment services provider, shall remain fully independent from Counterparty when determining any sale, any purchase or any decision not to sell or not to purchase Shares under this Transaction. Counterparty acknowledges and accepts that CACIB shall remain in sole control of the terms of its Hedge Positions under this Transaction;

(m)	except as provided herein, Counterparty has not solicited or arranged for the solicitation of, and shall not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that CACIB or an Affiliate of CACIB effects in establishing CACIB’s initial hedge position with respect to the Transaction;

(n)	non-reliance: Counterparty is acting for its own account, and it has made its own independent decision to enter into this Transaction and as to whether this Transaction are appropriate or proper for it based upon its own judgment and/or upon advice from such advisers as it has deemed necessary. Counterparty is not relying on any communication (written or oral) of CACIB as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction will not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from CACIB will be deemed an assurance or guarantee as to the expected results of this Transaction;

evaluation and understanding: Counterparty is capable of assessing the merits of and understanding (on its own behalf or with the assistance of independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction to the Counterparty. It is also capable of assuming, and assumes, the risks of this Transaction to the Counterparty;

status of parties: CACIB is not acting as a fiduciary for or as an advisor to it in respect of this Transaction;

(o)	Counterparty shall not transfer its registered office or its place of central administration outside of France during the term of this Transaction;

(p)	Except for the requirements of Rule 144, there is no prohibition or limitation, whether legal, regulatory, contractual or otherwise, for the Counterparty to deliver the Shares to CACIB under the Transaction and any such Shares are free of any charge, lien, guarantee or security interest of any type. The Shares are not subject to any Transfer Restrictions other than compliance with Rule 144, including the filing of the Form 144 in connection with the Transaction;

(q)	none of the transactions contemplated herein shall violate (i), to the knowledge of Counterparty, any corporate policy of the Issuer, the constitutional or organizational documents or other rules of the Issuer applicable to the Counterparty or its Affiliates, including, but not limited to, the Issuer’s window period policy or (ii) any contractual restrictions applicable to the Counterparty pursuant to any agreements pursuant to which Counterparty is a party or by which any of its property is bound;

(r)	Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act;

(s)	Counterparty is (1) an “eligible contract participant” as defined under the Commodity Exchange Act, as amended, and (2) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

For the purposes of the above, (a) “Applicable Regulations” means all laws, rules and/or regulations which are applicable in respect of the Transaction, and (b) “Transfer Restrictions” means, with respect to any property, excluding compliance with Rule 144, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such property or in any document related thereto, including, without limitation, (i) any requirement that any pledge, sale, assignment, transfer or exercise or enforcement of, or with respect to, such property be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar for, such property, prior to the sale, pledge, assignment or other transfer or exercise or enforcement of, or with respect to, such property, (iv) any “blackout period” (to the knowledge of the Counterparty), holding period, registration or qualification requirement or prospectus delivery requirement for such property pursuant to any Applicable Regulations, and (v) any legend or other notification appearing on any certificate representing such property to the effect that any such condition or restriction exists.

6.2	Notwithstanding anything to the contrary in this Confirmation, CACIB shall, and shall cause Agent and all other CACIB Affiliates involved on this Transaction to, comply with the “Manner of Sale” provisions, as contained in paragraphs (f) and (g) of Rule 144 in connection with the disposition of Shares to hedge this Transaction and CACIB shall not, and shall cause Agent and all other CACIB Affiliates involved in this Transaction to not, take any action inconsistent with the conditions described in paragraphs (f) and (g) of Rule 144.

6.3	Counterparty and CACIB intend that the Transaction constitutes a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144 as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the SEC staff (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999, as supplemented by the interpretive letter issued by the Staff to Bank of America, N.A. dated December 1, 2011.

6.4	With respect to the Agent, each of CACIB and Counterparty acknowledges to and agrees with the other party hereto and with the Agent that (i) the Agent is acting as agent for CACIB under the Transaction pursuant to instructions from CACIB, (ii) the Agent is not a principal or party to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability to either party in respect of the Transaction, (iv) CACIB and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of CACIB or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each of CACIB and Counterparty agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. CACIB is not a member of the Securities Investor Protection Corporation.

6.5	CACIB represents that Agent is, and shall cause Agent to continue to be, registered as a broker-dealer under the Exchange Act during the term of this Transaction.

7.	Event of Default—Additional Termination Events

7.1	Event of Default

Section 5(a)(i) of the Master Agreement shall be amended and restated as follows:

Failure by the party to make, when due, any payment under this Agreement if such failure is not remedied within three Local Business Days after notice of such failure is given to the party.

Cross-Default

•	Section 5(a)(vi)(1) of the Master Agreement shall be amended by replacing in the first line the words “other similar condition or event” by “cas d’exigibilité anticipée” and by deleting the words “or becoming capable at such time of being declared” in the seventh line.

The “Cross Default” provisions of Section 5(a)(vi) as amended and restated above:

•	shall apply to the Counterparty;

•	shall not apply to CACIB;

“Specified Indebtedness” shall have the meaning specified in Section 14 of the Master Agreement;

“Threshold Amount” means EUR (or in any other currency) 5,000,000 in respect of the Counterparty and the Credit Support Provider.

7.2	Additional Termination Events

The occurrence at any time during this Transaction of the following events constitutes an Additional Termination Event with respect to the Buyer which shall be the sole Affected Party:

(i)	more than 30 Disrupted Days occurs during the Execution Period;

(ii)	l’Agence des participations de l’Etat (“APE”) ceases to own, directly or indirectly, 51% of the share capital and/or voting rights of the Counterparty;

(iii)	the Guarantor ceases to own, directly or indirectly, 100% of the share capital and/or voting rights of the Counterparty;

(iv)	the Issuer ceases to be in compliance with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

For the avoidance of doubt, it is specified that the Additional Termination Events referred to above do complete (but do not supersede) those set out in Section 5(b) of the Master Agreement.

8.	Netting

Upon termination of this Transaction as a result of the occurrence of an Event of Default affecting one of the parties, a Termination Event (including an Additional Termination Event) or Cancellation and Payment following an Extraordinary Event, if on any date both parties would otherwise be required to make payments in the same currency in respect of this Transaction then, on such date, each party’s obligations to make payment of any such amount shall be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

9.	Conditions precedent

CACIB’s obligations under this Confirmation shall be conditional upon the following conditions precedent being satisfied:

(i)	on or before the Trade Date:

•	a duly authorised signatory of the Counterparty has duly executed this Confirmation;

•	a duly authorised signatory of the Guarantor has duly executed the Guarantee;

•	CACIB has received:

(a)	a copy of the up-to-date articles of association of the Counterparty and the Guarantor and an extrait K-Bis of the Registre du Commerce et des Sociétés of Evry in respect of the Company and the Guarantor dated not later than 15 days before the date hereof;

(b)	certified copies of all corporate authorisations, resolutions or any other documents with respect to the execution, delivery and performance of this Transaction by the Counterparty, in form and substance satisfactory to CACIB;

(c)	certified copies of all corporate authorisations, resolutions or any other documents with respect to the execution, delivery and performance of the Guarantee by the Guarantor, in form and substance satisfactory to CACIB;

(d)	certificate of authority and specimen signatures of the individuals executing the Confirmation for the Counterparty, in form and substance satisfactory to CACIB;

(e)	certificate of authority and specimen signatures of the individuals executing the Guarantee for the Guarantor, in form and substance satisfactory to CACIB;

(ii)	no Event of Default or Potential Event of Default affecting the Counterparty and the Guarantor has occurred and is continuing on the Trade Date;

(iii)	a number of Shares equal to the Number of Shares stands to the credit of CACIB’s securities account at the latest at 12:00 noon (New-York time) on the fifth Currency Business Day following the Trade Date.

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This Confirmation has been set out in two (2) original copies, each dated [                ]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, represented by CREDIT AGRICOLE SECURITIES (USA) INC. solely in its capacity as Agent in connection with this Transaction

Name: Jean Bel
Title: Managing Director

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and mailing it to us by return.

Yours sincerely,

Confirmed as of the date first above written:

LFB BIOTECHNOLOGIES, S.A.S.

Name: LABORATOIRE FRANÇAIS DU FRACTIONNEMENT
ET DES BIOTECHNOLOGIES, represented by Denis Delval
Title: President